Exhibit 10.10

CONSULTING AGREEMENT

This consulting agreement (the "Agreement") is made as of August 25, 2006, by and between Xethanol Corporation (hereinafter, the "Company") and Christopher d’Arnaud-Taylor (hereinafter, the "Consultant").

Whereas, Consultant has heretofore been an employee and executive officer of the Company and, as such, has provided valuable services to the Company and become familiar with the Company, including its operations and facilities, its employees, its consultants and others with whom the Company has joint venture, license and other contractual relationships (together, the “Company Business”); and

Whereas, because of the knowledge and familiarity of Consultant with the Company Business, the Company wishes to retain Consultant on the terms and conditions contained in this Agreement to provide those consulting services provided for herein, and Consultant wishes to be so retained and to provide those services

Now, therefore, for and in consideration of the premises, the mutual covenants and the payments to be made hereunder, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Consultant each agrees as follows:

1. Term. The term of this agreement shall begin on the date hereof, shall run for one (1) year, and shall end on that date which is the first (1st) annual anniversary date of the date hereof, unless terminated sooner by agreement of the parties or due to a default by a party as provided below. This Agreement may be extended by written agreement of the parties for such terms and with such modifications as the parties may agree.

2. Consulting Services. Consultant shall perform during the term hereof such consulting and/or advisory services for the Company as may reasonably be requested by the Company from time to time with respect to the management, technology, relationships and operation of the Company and its business. By way of example only, Consultant may be requested from time to time to consult and advise the Company with respect to:

A.
Its ownership interest in and the technology that it has licensed from H2Diesel, Inc., including the exercise of its rights under its Investment Agreement with, among others, H2Diesel, as amended, its Sublicense Agreement with H2Diesel, as amended, its other agreements with H2Diesel;

B.	Its investment in, the agreements relating to and the operation of CoastalXethanol, LLC;

C.	Its investment in, the agreements relating to and the operation of NewEnglandXethanol, LLC

D.	The maintenance and enhancement of its business relationships with the principals of the foregoing entities, their management and other consultants to the Company

E.	The best use of the skills and knowledge of the employees of the Company.

Consultant will perform his obligations under this Agreement in such a manner as to attempt to enhance and improve the business of the Company and to foster the Company's relationship with the past, existing and prospective customers, suppliers, contractors, consultants and/or vendors of the Company and its business. Consultant will provide advice to the employees of the Company with respect to its business and will share with the Company his knowledge regarding its business, operations and technologies. Upon the request of the Company, Consultant will provide the Company with contact names and information of, and his data base of information for, past, existing and prospective customers of the Company, suppliers to the Company, contractors with the Company, consultants to the Company and/or vendors to the Company, to the extent not already known to or in the possession of the Company.

The amount of time to be devoted by Consultant to providing consulting services hereunder, the specific time when such will be provided, and the method of how such will be provided shall be determined in the reasonable discretion of Consultant after consultation with the Company and as necessary to reasonably accomplish Consultant’s obligations hereunder; provided, however, that (a) such services shall be provided at such times as are reasonably acceptable to both Consultant and the Company, (b) Consultant shall be responsible for receiving instructions as to his services from any person reasonably authorized by the Board of Directors of the Company to direct the services of Consultant, and (provided that such instructions are consistent with this Agreement) Consultant shall comply with such instructions and (c) Consultant shall not be required to dedicate more than eight (8) days in any calendar month to the rendering of services pursuant to this Agreement. If Consultant renders services for more than eight (8) days in any calendar month, he shall be compensated at the rate of $2,000 for each such additional day or part thereof.

3. Consideration. The Company shall pay to Consultant the sum of $15,000 per month during the term hereof, which shall be paid on a monthly basis in arrears.

4. Expenses. The Company shall promptly reimburse the Consultant for all appropriately documented, reasonable business expenses incurred by the Consultant in the performance of his duties under this Agreement.

5. Default. A party shall be in default under this Agreement if that party fails to perform hereunder and fails to cure such failure to perform within ten (10) days of his/its receipt of written notice of such failure from the other party hereto. Should Consultant default under this Agreement, the Company may terminate this Agreement, in which case neither party shall have any obligations under items 2 or 3 of this Agreement with respect to time periods following termination, except that the Company shall remain obligated to pay amounts to Consultant due with respect to time periods ending at or before termination, prorated on a daily basis. Should this Agreement terminate early due to a default by Consultant, then the final payment due with respect to the final period shall be prorated on a daily basis and paid within fifteen days after termination. If this Agreement is breached and is placed in the hands of an attorney for enforcement or other action (whether suit be brought or not) or to otherwise protect the interests of the non-breaching party, the breaching party shall repay on demand all costs and expenses incurred by the non-breaching party arising therefrom, including reasonable attorney's fees.

6. Independent Contractor Status. In performing Consultant’s obligations hereunder, Consultant is operating as an independent contractor and shall not, for any purpose, be deemed an employee or agent of the Company or be eligible to receive or qualify for any benefits offered by the Company to its employees. Consultant shall not be entitled to receive any benefits or payments not set forth in this agreement, and the parties hereto do not intend that any agency or partnership relationship be created between them by this Agreement. The Company shall not withhold any federal or state taxes or other applicable withholdings from amounts paid hereunder to Consultant, shall not issue to Consultant a form W-2 for payments made hereunder, and shall issue to Consultant the appropriate form 1099 for payments made hereunder.

7. Confidentiality and Restrictive Covenants.

a.  A. Confidentiality. Consultant acknowledges and agrees that all Trade Secrets (as defined herein) are confidential to and shall be and remain the sole and exclusive property of Company. Consultant agrees that, during the period in which Consultant renders services to Company pursuant to this Agreement and for a period of three (3) years following the date Consultant ceases to be a consultant to the Company hereunder (the “Separation Date”), he shall (a) hold all Trade Secrets in strictest confidence; (b) not disclose, reproduce, distribute or otherwise disseminate such Trade Secrets, and shall protect such Trade Secrets from disclosure by others; and (c) make no use of such Trade Secrets without the prior written consent of Company, except in connection with the Consultant’s performing his ordinary and authorized duties as a consultant to the Company hereunder. For the purposes of this Agreement, “Trade Secrets” shall mean all information regarding the financial operations and/or results of the Company, terms of employment of the Company’s employees, independent contractors and consultants, customer, supplier and vendor lists and related information, and any and all data and information relating to Company or the Company’s subsidiaries or affiliates which (i) derive independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from their disclosure or use; and (ii) are the subject of efforts that are reasonable under the circumstances to maintain their secrecy. “Trade Secrets” also shall include technical or non-technical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans or lists of customers, suppliers, prospective customers and/or prospective suppliers of Company, including but not limited to information concerning any of the processes utilized to manufacture ethanol. Notwithstanding the foregoing, Trade Secrets shall not include data and information which were: (i) at the time of disclosure to Consultant or became thereafter through no fault of Consultant a part of the public domain by publication or otherwise; (ii) subsequently developed or ascertained by or for Consultant by independent means without the benefit of the Trade Secrets; or (iii) received by Consultant without restriction from a third party who was under no obligation of confidentiality to Company with respect thereto. All information provided or made available by the Company to Consultant, including but not limited to technical information concerning the Company’s manufacturing processes or lists or other compilations or summaries of vendors, suppliers or customers, shall be used by Consultant exclusively for the purpose of performing those services for which Consultant is employed hereunder by the Company, and at the Separation Date, Consultant shall surrender to the Company in good condition all such records or information, and will not keep any copies, summaries, photocopies or computer copies thereof. Upon the Separation Date, or upon the request of Company, Consultant shall deliver to Company all property belonging to Company, including without limitation all documents evidencing and physical embodiments of Trade Secrets then in his custody, control or possession. The Company will maintain such records and information in a secure location and will provide Consultant access to or copies thereof (subject to the confidentiality provisions of this Section 7(a)) to the extent necessary in connection with the evaluation or defense of any claim made against Employee that relates to his employment or other involvement with the Company.

B. Noncompetition. During the term of this agreement and for a period of six (6) months following the Separation Date, Consultant, except as a consultant of the Company and for the Company’s benefit or as an employee or contractor of a subsidiary or affiliate of the Company, shall not, on his own behalf or on behalf of any other person, whether as a shareholder, partner, joint venturer or employee, engage in the production of ethanol or any biofuel or in the construction of a facility to produce such products within 100 miles of any of the following: (a) a facility owned or under construction by the Company for the production of such products, (b) any real property owned or leased by the Company that can be used for the construction of such a facility or (c) to the knowledge of Consultant, any location with respect to which the Company has taken concrete action toward the development of such a facility.

C. Nonsolicitation. During the term of this agreement and for a period of six (6) months year following the Separation Date, Consultant, except as a consultant to the Company and for the Company’s benefit or as an employee or contractor of a subsidiary or affiliate of the Company, (a) shall not, individually or in association with any person or entity, solicit, divert, or take away, or attempt to solicit, divert or take away, the business of any of the customers, prospective customers, suppliers or prospective suppliers of the Company, for the purposes of (in the case of customers and prospective customers) selling any product or service similar to that which provided or offered by the Company or (in the case of suppliers) purchasing from any such supplier or prospective supplier any raw material used to make any goods or services similar to that made by the Company, if such products would be manufactured and sold in any geographic are in which those fuels would be sold in competition with the products produced or proposed to be produced by the Company or its affiliates, nor shall he assist any other person to do so.

D. Nonpiracy of Employees. For the three-year period immediately following the Separation Date, Consultant shall not, individually or in association with any person or entity, attempt in any manner to encourage any employee or consultant of or to the Company or any subsidiary or affiliate of the Company to leave the services of such entity.

E. Enforcement of Restrictive Covenants. The Company may disclose the prohibitions contained in this Section 76 to any person or entity who, at any time, employs, contracts with or considers employing or contracting with the Consultant. Consultant agrees that the remedy at law for any breach by Consultant under any of the covenants set forth in any of this Item 6, inclusive, will not be adequate, and that Company shall be entitled to immediate injunctive relief with respect to any such breach; provided, further, that the Company’s remedies for such a breach are cumulative and the Company may bring an action at law and/or in equity for any damages which it might sustain from such a breach and shall be entitled to recover from Consultant reasonable attorney's fees and costs and expenses of litigation generally, whether on appeal or otherwise, actually incurred by the Company as a result of such breach.

8. Severability/Construction. Whenever possible, each provision of this Agreement, or subpart thereof, shall be interpreted so as to be valid and effective under applicable law, but if any provision, or subpart thereof, of this Agreement shall be prohibited or invalid under applicable law, that provision, or subpart thereof, shall be ineffective only to the extent of the prohibition or invalidity, without invalidating the remainder of that provision or the remaining provisions of this Agreement. This Agreement is the product of joint drafting and shall not be interpreted against any party as the drafter of this Agreement. This Agreement shall be construed in accordance with and governed by the laws of the State of New York, without reference to the conflicts or choice of law principles thereof. Any legal action or proceeding with respect to this Agreement may be brought in any federal or state court having New York, New York, as or within its jurisdiction or district. By execution of this Agreement, Seller hereby submits to the jurisdiction and venue of said courts, hereby expressly waiving any defense of personal jurisdiction or improper venue. Nothing herein shall affect the right of any party to serve process in any manner permitted or required by law. The paragraph headings or captions appearing in this Agreement are for convenience only, are not part of this Agreement and are not to be considered in interpreting this Agreement.

9. Notices. All notices and other communications required or permitted to be given hereunder or by reason of this Agreement shall be in writing and shall be deemed to have been properly given when delivered in person or by a nationally recognized overnight courier to the person to whom such notice is directed; or three (3) days after deposited in the U.S. Mail, Certified Mail, Return Receipt Requested, postage prepaid, to the parties addressed as follows: (a) if to Buyer: 1185 Avenue of the Americas, 20th Floor, New York, NY 10036; and (b) if to Consultant: 360 W. 22nd Street, 16B, New York, NY 10011.

10. Binding Effect/Assignment/Waivers. This Agreement shall inure to the benefit of and be binding upon the heirs, estates, legal and personal representatives, successors and permitted assigns of the respective parties hereto. Consultant may not assign or delegate his rights, duties or obligations hereunder. Upon prior written notice to Consultant, the Company may assign or delegate its rights, duties or obligations hereunder in connection with any merger, sale or similar transaction. No waiver or release of any obligation or right of any party hereto shall be valid or enforceable unless made in writing and duly executed by all parties hereto. A party owing money under this Agreement (the “Owing Party”) to another party under this Agreement (the “Due Party”) may set off amounts owed by the Owing Party to the Due Party under this Agreement against amounts owed by the Due Party to the Owing Party, whether under this Agreement or otherwise. The terms of this Agreement shall survive the termination of this Agreement.

11. Entire Agreement/Modification. This Agreement, along with all items incorporated herein, constitutes the entire and complete agreement between the parties hereto and supersedes any prior oral or written agreement between the parties with respect to the obligations and covenants contemplated hereunder. It is expressly agreed that there are no verbal understandings or agreements which in any way change the terms, covenants, and conditions herein set forth, and that no modification of this Agreement and no waiver of any of its terms and conditions shall be effective unless made in writing and duly executed by all parties hereto.

12. Counterparts. This Agreement may be executed in any number of identical counterparts, and each counterpart hereof shall be deemed to be an original instrument, but all counterparts hereof taken together shall constitute but a single instrument. This Agreement may be executed and delivered by facsimile transmission, and a facsimile copy of an executed counterpart shall be deemed and considered for all purposes as an original executed counterpart, in which case the parties then shall immediately circulate original documents for execution by all parties.

In witness whereof, the undersigned each have caused this Agreement to be executed under seal individually or by their duly authorized officers as of the date first set forth above.

Xethanol Corporation		Consultant

By:	/s/ Louis Bernstein	/s/ Christopher d’Arnaud-Taylor
Name:	Louis Bernstein	Christopher d’Arnaud-Taylor
Title:	Acting Chief Executive Officer